EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Interactive Network, Inc.:

We consent to the use in this 2000 Annual Report on Form 10-K of our report dated March 15, 1999 relating to the consolidated statements of operations, shareholders' deficit and cash flows of Interactive Network, Inc. and subsidiary as of December 31, 1998 and to the reference to our firm under the heading "Selected Financial Data."

Our report dated March 15, 1999 contains an explanatory paragraph that states, among other things, that the Company filed for bankruptcy and was operating as a debtor-in-possession under the jurisdiction of the bankruptcy court which subjects the Company to a number of significant contingencies and raises substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of these uncertainties.


                                                         /s/ KPMG LLP

Mountain View
April 13, 2001